Exhibit 99.2

Greif, Inc.
First Quarter 2023 Earnings Results Conference Call
March 2, 2023

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Aadit Shrestha – Stifel, Nicolaus & Company, Incorporated, Research Division
Gabe Shane Hajde – Wells Fargo Securities, LLC, Research Division
Ghansham Panjabi – Robert W. Baird & Co. Incorporated, Research Division
Justin Laurence Bergner – Gabelli Funds, LLC

MANAGEMENT DISCUSSION SECTION
Operator
Good day and thank you for standing by. Welcome to the Greif's First Quarter 2023 Earnings Conference Call.
Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Matt Leahy. Please go ahead.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Thanks, and good morning, everyone. Welcome to Greif's First Fiscal Quarter 2023 Earnings Conference Call. This is Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations. And I am joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

We will take questions at the end of today's call. In accordance with Regulation Fair Disclosure, please ask questions regarding issues you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. Please limit yourself to 1 question and 1 follow-up before returning to the queue.

Please turn to Slide 2. As a reminder, during today's call, we'll make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I'll turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director

Thanks, Matt, and good morning, everyone. During our first quarter 2023, Greif took several important steps towards advancing our Build to Last strategy. We completed the acquisition of Lee Container in mid-December and are rapidly integrating this new growth business into Greif.

We proudly announced our new 2030 science-aligned sustainability targets, a road map for achieving our goals around climate, waste reduction and circularity. We divested one of our higher-cost CRB mills and today announced that we will be reinvesting that capital into another growth platform with a significant majority ownership in Centurion Container, our IBC reconditioning joint venture. We are increasing our ownership from approximately 9% to 80% with a path to full ownership in the next few years. I am proud of the progress made so far in 2023. And I look forward to building on this new foundation in the year to come.

Now on to our first quarter results. Our global businesses clearly felt the impact of several headwinds in the first quarter. In our fourth quarter call, we cautioned against a weaker start to the 2023 year specifically highlighting the volume softness we were seeing as well as the steel price cost headwinds in GIP and their impact to first quarter margins.

Actual volume trends in both businesses came in below our low original expectations, and the net impact was a challenging first quarter result relative to fiscal 2022, though it was the second best first quarter in Greif's 145-year history. Also noting Q1 fiscal 2022 included full quarter EBITDA contribution from the FPS business, which was subsequently sold.

While the demand environment remains uncertain, our teams acted swiftly on cost-out actions, working to match production with demand, rationalizing and optimizing our footprint and tightly managing working capital. We will continue to aggressively manage costs during this period of volume softness and yet will remain agile enough to respond and support our customers when demand improves. I'm proud of our team's ability to adapt to the changing demand environment and our commitment to taking actions to right-size our costs while still focusing on growth and disciplined execution of our Build to Last strategy.

Please turn to Slide 4. On Tuesday, we signed an acquisition agreement to increase our ownership stake in Centurion Container to 80%, subject to customary closing conditions and regulatory clearances. As I mentioned a few months ago, regarding our acquisition strategy, our most attractive targets are close to our core business of Industrial Packaging, add diversification benefits and product offerings or end markets and are margin accretive. We also want to grow with businesses that have a strong sustainability component. Centurion Container meets all those criteria. And I'm even more excited about the future of our partnership than when Greif made its initial investment almost 3 years ago in April of 2020.

The Centurion partnership helps accelerate our growth in resin-based products with a sustainable offering of both new and reconditioned IBCs. Since inception in 2020, the joint venture has grown EBITDA by nearly eightfold through both organic and inorganic top line growth and a scalable business model with strong margins and exceptional cash flow conversion. I'm excited about the continued growth potential of this business, and I look forward to formally welcoming the Centurion colleagues as part of Greif after we conclude the transaction.

Let's now turn back to our quarterly results on Slide 5, please. As mentioned earlier, in our fiscal first quarter, our Global Industrial Packaging business experienced dual headwinds in decelerating demand and temporary margin compression from rapid steel price deflation. Steel, plastic and IBC volumes were each down low double digits year-over-year on a global basis. The North American market was weakest largely due to lower demand within the chemical and coating end markets.

Our LatAm region remains solid, essentially flat against a strong Q1 2022 on continued strong demand from the ag chem and food markets. EMEA and APAC volumes were weak through most of the quarter, but we saw some isolated sequential improvements in order patterns in February that gives us some hope that demand may be on a path to recovery in Q2.

In the face of these challenges, I commend our global GIP team for their decisive actions taken in managing costs and maintaining our price discipline. Our expectation is that the combined impact of our team's actions along with normalization in steel prices, should result in sequential margin improvements in GIP next quarter.

Please turn to Slide 6. Paper Packaging's first quarter sales declined by approximately $50 million in the quarter due to lower mill and converting volumes throughout the quarter despite a year-on-year pricing tailwind. First quarter volumes in our CorrChoice sheet feeder system and tube and core system were down low double digits per day compared to the very strong Q1 2022.

Tube and core volumes suffered from particularly slow demand in the paper, film core and protective-board end markets. In the quarter, Greif took approximately 94,000 tons of economic downtime across our mill system with approximately 40,000 tons taken in containerboard, 35,000 tons in URB and the rest in CRB.

As in our GIP business, our PPS team is responding quickly to the changes in demand, taking actions on costs across the network with shifts in labor cost reductions temporary furloughs and advancing our footprint consolidation plans. In both businesses, teams remain laser-focused on working capital management and we expect to capitalize on incremental opportunities to improve margins and cash flow in the coming quarters.

I will now turn it over to our CFO, Larry Hilsheimer, on Slide 7, to discuss our Q1 financial review as well as our 2022 guidance. Larry?

Lawrence Allen Hilsheimer
Executive VP & CFO

Thank you, Ole. Good morning, everyone. As Ole mentioned, our first quarter fiscal faced several challenging headwinds more than we anticipated when we provided guidance in December. I too want to commend our teams for acting swiftly to manage cost as we faced a tougher demand environment.

The first quarter of 2023 was Greif's second-best start to the year ever, bested only by our record Q1 '22, which included the $12 million EBITDA contribution attributable to FPS which was sold in April of 2022. I am proud of our performance to date, given the strong economic headwinds. Net sales were down $293.3 million in the fiscal first quarter, driven primarily by volume declines and the impact of $89.4 million of prior year net sales attributable to the FPS business, which we divested last April.

Gross profit declined by $38.1 million, primarily due to lower volumes and the impact of the previously mentioned steel price cost headwinds in our GIP business which we expect will abate in the second half as price trends have stabilized. Adjusted EBITDA was $164.5 million in the quarter, down $32.3 million year-over-year though only down approximately $20 million when factoring in the prior year contribution of FPS with consolidated EBITDA margins of 12.9%, a 30-basis point improvement versus Q1 '22.

CapEx came in line with our plan at $48 million for the quarter, a slight increase versus our first quarter of 2022. Our organic growth plans remain intact and teams are finding it easier to execute on our capital projects as the wait times on new machinery constrict and more engineering staff becomes available.

As Ole mentioned, we improved our free cash flow over prior year, which is especially notable given the pronounced volume weaknesses we've seen in the -- and highlights the solid execution of our teams on reducing working capital and generating cash. We are still challenging our teams to drive further on working capital reduction initiatives even if demand improves. We believe we can capture additional efficiencies throughout our supply chain.

Now let's turn to Slide 8 to discuss guidance. Setting guidance in 2023 has posed a particularly difficult challenge. In our Q4 call, we provided a guidance range of $820 million to $906 million in EBITDA and $410 million to $460 million in free cash flow, admittedly a wide range with a great deal of caution given the uncertainty and demand in the macro environment. We also tried to frame Q1 weaknesses for you based on the volume trends we were seeing through November and into December that we would -- we expected would level out and improve in January based on discussions with customers.

However, that did not happen. Volumes in both businesses finished worse than our expectations through January and that weakness has continued into February in North America while stabilizing in our other regions. As we contemplated guidance for the remainder of the year, we determined we have insufficient data to expect an inflection point in the demand trends, which we have experienced in the past 2 quarters beyond normal seasonal drivers in end markets, including agriculture and construction. As a result, we cannot establish a high end of guidance and consequently determined that we could choose to either provide no guidance or provide guidance assuming the trends we have been experiencing with adjustments for the seasonal drivers.

We chose to provide low-end only guidance based on that determination, concluding that some guidance is better than none. We also believe that if the demand pattern continues, further deterioration in pricing in the paper industry could emerge. On an overall basis, we have reflected volume impact in the low-end guidance of $42 million in our GIP business and $62 million in our PPS business relative to the midpoint of our prior guidance range, inclusive of 1Q results.

In addition, we have included a pricing impact in the paper business of $33 million. We will not be providing the breakdown by paper grade. While this approach may seem draconian when compared to our prior guidance and especially our record results in 2022, I do want to reframe things with a broader look at history to highlight the improvements we've made in the business model and our earnings power.

Looking back at our Investor Day last year, we presented a recession downside case of $600 million to $700 million of EBITDA and $260 million to $320 million of free cash flow. The volume trends we're seeing at present are significantly worse than those scenarios, and our earnings and cash flow outlook is better. This low-end guide is above our fiscal 2021 results, excluding FPS. And yet again, our volumes are currently trending materially worse than during that year.

We have simply raised the bar and performance at Greif by taking action to right size our cost by maintaining our strict pricing discipline in the marketplace and by using our balance sheet to continue to grow the business.

I'll close by saying we are hopeful that current volume pressures subside, and we see the demand recovery in the second half of 2023, in line with our view in December. We have aggressive working capital goals in place as well as some exciting targets in our M&A pipeline, including Centurion that, if closed and depending on timing, could add an additional $20 million to $40 million of EBITDA in 2023. And even if our low-end guidance is realized due to the negative economic environment, we find comfort in the strength of our balance sheet and cash flow generation to continue to provide growth capital to fund our business in the years ahead.

With that closing thought on guidance, I'd like to share again our capital allocation strategy on Slide 9. As mentioned in Ole's opening remarks, even with the $300 million acquisition of Lee Container and a slower first quarter, we are still towards the low end of our target leverage ratio range. We plan to continue to invest in our long-term strategic objectives and look to be opportunistic when attractive targets become available. I am confident given our balance sheet strength and cash flow generation that Greif will be able to continue to grow our dividend and repurchase shares while simultaneously funding our critical maintenance CapEx and executing on our strategic growth plan. I am excited about the strategic opportunities captured thus far in 2023 and the growing list of attractive businesses in our M&A pipeline. We will maintain our strict discipline around capital allocation and acquisitions and continue to pursue only the highest quality businesses that fit our strategy and culture and elevate the breadth and competitive positioning of the Greif portfolio.

With that, I'll turn things back to Ole on Slide 10.

Ole G. Rosgaard
President, CEO & Director

Thanks, Larry. To build off Larry's comments, one final comment, Build to Last is about long-term growth and a strategic vision to be the best customer service company in the world. That means executing with discipline regardless of where we are in the business cycle, but it also doesn't happen without thoughtful and continued capital investments.

Despite our slow start to 2023, we are confident in the global Greif team to execute well in full year 2023 and post strong financial results to continue fueling our growth and business objectives. We are excited for the year ahead and will work to continue to produce results worthy of your investment in our company.

We thank you for your interest in Greif. Michelle, you can open the line to questions.

QUESTION AND ANSWER SECTION
Operator
Our first question comes from the line of Ghansham Panjabi with Robert W. Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

I guess just building off your comments on destocking, do you have a sense as to where we are in that process? And then as it relates to your comments on February, clearly, China is starting to reopen, some of the early data points seem pretty positive as it relates to economic pickup, et cetera. Are you starting to see that in specific regions, including Europe? Or is it just too early at this point?

Ole G. Rosgaard
President, CEO & Director

Yes. Probably a bit too early, Ghansham, but what I can say is that we do see some improvement, especially in APAC and in Northwestern Europe. LatAm remains fairly strong, but North America is really where we don't see any improvements. It's not getting worse, but it's not getting better either.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

Got you. And then on the destocking, where do you think we are on that?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. It's been extremely difficult to get any clarity on that, Ghansham. I mean it is clear through discussions with our customers that there has been an impact of destocking but it's not clear whether we're through it yet. I mean -- and given what we've seen in February relative to volume trends in December and January, there's certainly no indication to us that anything has shifted yet.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

Got it. And then just for my second question on Centurion, can you just give us a sense as to what's so unique about the asset that underlies the EBITDA margin profile of 23% and the outsized growth since the joint venture was formed.

Ole G. Rosgaard
President, CEO & Director

It's essentially -- it's a service business, where we collect used containers from our customers. And then either we recondition them or we put a new container into the steel cage. When we recondition them or when we use the old plastic to manufacture new products, so it's a circle of products very sustainable. And because it's a service business, it comes with solid margins as well. And it plays into our strategy of high-margin EBITDA growth.

Operator
Our next question comes from the line of Gabe Hajde with Wells Fargo.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Yes. I wanted to -- I think, Larry, in your prepared remarks, you talked about opportunities. I think it was specific to PPS to take out cost as well as improve working capital. I'm just -- if you could expand on that a little bit. I'm curious what you're referencing. You did talk about some footprint consolidation. I don't know if that's part of what you're talking about, but just help us there.

Ole G. Rosgaard
President, CEO & Director

Gabe, it's Ole here. I can talk a little bit about that. We have been planning some rooftop consolidations primarily on the converting sites and we're speeding them up and executing them. And they are in flight at the moment. And we're also looking at our shift structure to make -- taking some shifts out, consolidating shifts so that we can maximize production when we are running. And then we have furloughed 2 mills. We don't know when or how long, but we have furloughed them until further notice.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. And part of the other thing that comes with that revamping of our shift structure, Gabe, is -- in this industry, there's been a lot of structural over time built into the way that they -- workers work. And we've been addressing that to take out some of that structural overtime cost.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Yes. Understood. Okay. The other one is -- or second question, I guess, on the low end of guide. Maybe just so we frame it up correctly or make sure that we're hearing everything properly. You're sort of extrapolating out down, I guess, low double digits in GIP and, and call it, low teens in PPS and then kind of holding price constant from where we're at today. And then you gave us the OCC assumption. So, I guess, a, can you confirm that? And then, is there a scenario that you look at when you guys kind of did your re-budget or recast that could come in lower than that? And maybe what could be the drivers there?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. We believe that -- well, first of all, let me get to some of your specific numbers. Just to clarify, you're right, maybe on the GIP side. On the PPS side, you're actually light. I mean we've been -- our mill volumes are low 20% down year-over-year. So now that's over some strong performance in -- particularly in Q2 of last year. So, it'd be still pretty significant volume roll forwards on that, that are going to be painful.

Could it be worse? I guess -- yes, I guess, you can always have worse. We think what we've laid out, we don't have any indications to us that things are going to get worse than where they are. We just don't have any indication it's going to get better. And so that's where -- how we planned and where we are.

But I did also want to restate something I said in my prepared remarks, -- we believe that if this volume trend in paper continues like this, it's inevitable that there would be some price pressure and so we did build in, relative to the midpoint of our prior guide, about $33 million of impact of further price erosion from where we were in our assumptions in our guidance midpoint.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. And then the last one...

Matt Leahy
Vice President of Corporate Development & Investor Relations

Gabe, this is Matt. I just want to clarify your question first. Were you asking the view on paper volumes for the full year or where they were trending currently?

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Well, I guess if you offer that up, that would be great. But it was more just to clarify to make sure I understood what's embedded in the $740 million number, which it sounds like it's sort of down consistent with what you reported in fiscal Q1.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Yes, I think -- so the comment is for the full year, it's not down as much as it was down in Q1...

Lawrence Allen Hilsheimer
Executive VP & CFO

Because they're seasonal.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Because there's -- and the comps get easier in the back half. So, I just want to be clear there that, that's more what we're referring to is the volumes we saw down in Q1 are off a pretty strong comp and then comps get easier in the back half. So, things kind of normalize throughout the year. So, it's not the same percentage decline every quarter and through the full year.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. My point was, we saw a pretty significant drag in -- as we talked about on the last call in 3Q beginning and then 4Q was bad. So you had overall volumes for fiscal '22 as you remember, down about almost 3%. So now if you then add the rest of this year, it's even further down.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Understood. Okay. And then I guess the February trends, it sounds like it -- not much has changed, but just to confirm that.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, that's correct.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. And last one, it looks like there's, call it, I don't know, $45 million left on the share repo authorization. Is it -- I guess tough question to ask, not asking exact timing. But just maybe that would be on pause until we get a little more clarity on the macro?

Lawrence Allen Hilsheimer
Executive VP & CFO

No. No, we're very comfortable with our balance sheet position. We're moving forward on our stock repurchase.

Operator
Our next question comes from the line of Aadit Shrestha with Stifel.

Aadit Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division

So, my first question is just about Centurion. So, when do you actually expect that to close? And sort of what is the annual EBITDA. I know you gave $20 million to $40 million, but sort of the timeline we're pretty uncertain about? And the margins kind of -- are they expected to be in line with Greif's IBC business already?

Lawrence Allen Hilsheimer
Executive VP & CFO

So, we've got just the standard timeline to get close to -- through the regulatory process. We expect it to close near term. And just to clarify that $20 million to $40 million was not Centurion, alone, that $20 million to $40 million was Centurion and some other near- term opportunities in our M&A pipeline if they materialize. So, it's looking at all of that together. And as to Centurion, the slide in our deck does a good job of laying out what it is on an annual basis and the margin profile of it.

Aadit Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division

I'll take a look at that. And the divestment of the CRB mill. So how much sort of volume, sales, EBITDA, free cash, can we get sort of color on how much is actually being lost on the divestment?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. The -- so we -- that is a high cost mill for us. The purchaser, it was more valuable to them than it was to us. We had built in for this year, an EBITDA realization for the full year that would make that a very, very attractive multiple but we sold that at -- given current volume trends that we've seen. I don't really want to go into exact numbers on the EBITDA on that mill, but it was a very nice multiple.

Matt Leahy
Vice President of Corporate Development & Investor Relations

And. It was in our prior guidance, too, by the way.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes.

Matt Leahy
Vice President of Corporate Development & Investor Relations

That not being in the number.

Operator

Our next question comes from the line of Justin Bergner with Gabelli.

Justin Laurence Bergner
Gabelli Funds, LLC

First question just is in regard to the $600 million to $700 million of downside EBITDA at the Investor Day and the $740 million being sort of a new low-end guide tracking above that. Can you sort of help handicap -- I mean, the Investor Day wasn't that long ago. Can you help handicap what is allowing the business to perform better than that $600 million to $700 million scenario despite you experiencing recessionary volume conditions at least for your business this year?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. Justin, it's a whole combination of things I mentioned, but it's operating efficiency. We've improved things in supply chain. We have done some -- we're doing these footprint consolidation activities that Ole mentioned, and it's managing our shift structures. It's just a whole combination of things. But probably the biggest one is even stronger and better execution on our value over volume strategy and really good strength on pricing discipline among our team.

Justin Laurence Bergner
Gabelli Funds, LLC

Great. That's helpful. Second question relates to, I think, the bridge from the midpoint of the prior EBITDA guide range to the $740 million. I think you said $42 million in GIP volume, $62 million in Paper Packaging volumes and $33 million pricing impact. That would lead me a positive $10 million delta to get to the $740 million. Is that just sort of cost containment actions? Or is that something else?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. We've got -- yes, you're right on the math. We've got about over $40 million of actions of improvement related to the items that we mentioned. And then we just got $26 million going the other way of items that are mix, product mix, margins, stuff like that. And just some inflationary cost elements that offset that.

Justin Laurence Bergner
Gabelli Funds, LLC

Got it. And then lastly, the Centurion transaction, I mean, given that it was a JV structure, did you actually have to bid against other parties? Or did you sort of have the right of first refusal?

Lawrence Allen Hilsheimer
Executive VP & CFO

It was a -- when we entered into the deal to acquire the initial piece, we had a buyout mechanism set forth in that, that provided the multiple on trailing EBITDA, which is based is -- what we ended up paying on.

Justin Laurence Bergner
Gabelli Funds, LLC

Okay. So, it's sort of like a put call provision from when the JV was entered into...

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, more of a put, but yes.

Operator
Our next question is a follow-up question from Gabe Hajde with Wells Fargo.

Gabe Shane Hajde
Wells Fargo Securities, LLC, Research Division

I wanted to ask one on Centurion, just because you did kind of give us a little bit of detail here on Slide 4. I guess just to calibrate properly, we make our own assumption in terms of when things might close, let's just say, I don't know, for modeling purposes, May or something like that. Is it -- I don't want to throw water on here. But is it safe to say that this business is likely kind of experiencing similar trends that you are all seeing in your base business, so we may need to adjust that?

And then secondly, is part of the magic for how this thing has been able to kind of 8x EBITDA since like April 2020, I think as you made your initial investment. Then just the network overlap and sort of synergy with Greif? Or is that what you expect sort of from a conventional refurbished business if that makes sense. So, meaning that the synergy number is sort of already baked in there, on that $24 million or 23% EBITDA margin.

Ole G. Rosgaard
President, CEO & Director

Well, in terms of the network, obviously, we are leveraging our footprint and our customer base in the business. So that has helped, and we will continue to do that. In terms of -- I can't really comment on -- we can't comment on their volume, but it's safe to assume that it still is in line with the rest of the macro deteriorations that we see in the markets.

Lawrence Allen Hilsheimer
Executive VP & CFO

The one thing I would add to that is there -- with us now having 80% ownership, assuming this closes, which we assume it will, we will then be supplying all of the bottles for their needs, which has not been the case to date. So, there is some synergy pickup for us there.

Ole G. Rosgaard
President, CEO & Director
And we'll be able to provide a full service to all our customers directly, rather than them receiving their services separately.

Operator
I would now like to turn the conference back to Matt Leahy for any closing remarks.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Very good. Thank you, everyone, for joining today, and have a nice day.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.